SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             BlackRock Bond Allocation Target Shares

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  c/o BlackRock Advisors, Inc.
                  100 Bellevue Parkway
                  Wilmington, Delaware 19809

Telephone Number (including area code):

                  (888) 825-2257

Name and address of agent for service of process:

                  Robert S. Kapito
                  c/o BlackRock Financial Management, Inc.
                  40 East 52nd Street
                  New York, New York 10022

With copies of Notices and Communications to:

                  Richard Prins, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036


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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES      [X]               NO      [ ]




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


                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 24th day of October, 2003.


[SEAL]

                                BlackRock Bond Allocation Target Shares
                                (REGISTRANT)


                                By:      /s/ Anne F. Ackerley
                                       --------------------
                                        Anne F. Ackerley
                                        Sole Trustee




Attest:  /s/ Anne F. Ackerley
         --------------------
         Anne F. Ackerley
         Sole Trustee







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